Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

SeraCare Life Sciences, Inc.:

We consent to the incorporation by reference in the previously filed registration statement (No. 333-110633) on Form S-8 of SeraCare Life Sciences, Inc. (the Company) of our report dated December 17, 2003, with respect to the balance sheets of the Company as of September 30, 2003 and 2002, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2003, which report appears in the September 30, 2003, annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Diego, California

December 19, 2003